Exhibit 99.2

NiSource Announces Early Tender Results for Tender Offer,

Increases Tender Cap for Priority 2 Notes

MERRILLVILLE, Ind. - May 19, 2015 – NiSource Inc. (NYSE: NI) announced today the early tender results as of 5:00 p.m., Eastern time, May 18, 2015 (the “Early Tender Deadline”) for the previously announced cash tender offer (the “Tender Offer”) made by its finance subsidiary, NiSource Finance Corp., for up to a combined aggregate principal amount of $750,000,000 of its 5.250% Notes due 2017, 6.400% Notes due 2018, 4.450% Notes due 2021, and 3.850% Notes due 2023 (the “Notes”). The consideration to be paid in the tender offer for each series of Notes was previously announced by separate release yesterday (the “pricing release”).

The principal amount of each series of Notes that were validly tendered and not validly withdrawn in the Tender Offer as of the Early Tender Deadline is set forth in the table below. NiSource Finance has amended the terms of the Tender Offer to increase the Tender Cap for the Priority 2 Notes from $300,000,000 to $323,973,000, and, as a result, no Priority 4 Notes will be accepted for purchase. All other terms of the Tender Offer, as previously announced, remain unchanged.

Title of Security	CUSIP Number	Aggregate Principal Amount Outstanding	Tender Cap	Acceptance Priority Level	Principal Amount Tendered	Principal Amount Accepted	Total Consideration(1)(2)

5.250% Notes due 2017	65473QAQ6	$450,000,000	$275,000,000	1	$239,579,000	$239,579,000	$1,097.50

6.400% Notes due 2018	65473QAS2	$800,000,000	$323,973,000	2	$538,270,000	$323,973,000	$1,143.55

4.450% Notes due 2021	65473QAY9	$250,000,000	N/A	3	$186,448,000	$186,448,000	$1,116.89

3.850% Notes due 2023	65473QBA0	$250,000,000	N/A	4	$195,463,000	$0	$1,068.05

(1)	Per $1,000 principal amount of Notes. Includes the Early Tender Premium of $30.00 per $1,000 principal amount.
(2)	In addition, holders will receive accrued and unpaid interest to the settlement date.

The settlement for the Notes validly tendered and not withdrawn on or before the Early Tender Deadline and accepted for purchase by NiSource Finance is expected to take place on May 19, 2015. Holders whose Notes were accepted for purchase will receive the consideration described in the pricing release. The principal amount of each series of Notes that is purchased on the settlement date will be determined in accordance with the acceptance priority levels, the applicable tender caps and the proration procedures described in the Offer to Purchase.

The Tender Offer is scheduled to expire at 11:59 p.m., Eastern time, June 2, 2015, unless extended (the “Expiration Time”). However, as NiSource Finance intends, subject to the terms and conditions of the Tender Offer, to accept for purchase the maximum amount of Notes on the settlement date, further tenders of Notes prior to the Expiration Time will not be accepted for purchase. The Tender Offer is not conditioned upon any minimum amount of Notes being tendered, and the Tender Offer may be amended, extended, terminated or withdrawn in whole or with respect to one or more series of Notes.

NiSource Finance’s obligation to accept for purchase, and to pay for, any Notes validly tendered (and not validly withdrawn) and accepted for purchase pursuant to the Tender Offer is conditioned upon the satisfaction or waiver of the conditions described in the Offer to Purchase under the heading “Terms of the Tender Offer—Conditions to the Tender Offer.”

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. No offer, solicitation, purchase or sale will be made in any jurisdiction in which such offer, solicitation, or sale would be unlawful. The Tender Offer is being made solely pursuant to terms and conditions set forth in the Offer to Purchase. This press release is being issued pursuant to and in accordance with Rule 134 under the Securities Act of 1933, as amended.

Goldman, Sachs & Co. and Morgan Stanley & Co. LLC are serving as Dealer Managers for the Tender Offer. Questions regarding the Tender Offer may be directed to Goldman, Sachs & Co. at (800) 828-3182 (toll free) or (212) 902-6941 (collect) or to Morgan Stanley & Co. LLC at (800) 624-1808 (toll free) or (212) 761-1057 (collect). Requests for the Offer to Purchase or the documents incorporated by reference therein may be directed to Global Bondholder Services Corporation, which is acting as Tender and Information Agent for the Tender Offer, at the following telephone numbers: banks and brokers, (212) 430-3774; all others toll free at (866) 470-4500.

About NiSource

NiSource Inc. (NYSE: NI), based in Merrillville, Ind., is a Fortune 500 company engaged in natural gas transmission, storage and distribution, as well as electric generation, transmission and distribution. NiSource operating companies deliver energy to 3.8 million customers located within the high-demand energy corridor stretching from the Gulf Coast through the Midwest to New England. Information about NiSource and its subsidiaries is available via the Internet at www.nisource.com. NI-F

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the federal securities laws. Those statements include statements regarding the intent, plans, belief or current expectation of NiSource and its management. Although NiSource believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Readers are cautioned that the forward-looking statements in this release are not guarantees of future performance and involve a number of risks and uncertainties and that actual results could differ materially from those indicated by such forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among other things, weather, fluctuations in supply and demand for energy commodities, growth opportunities for NiSource’s businesses, increased competition in deregulated energy markets, the success of regulatory and commercial initiatives, dealings with third parties over whom NiSource has no control, actual operating experience of NiSource’s assets, the regulatory process, regulatory and legislative changes, the impact of potential new environmental laws or regulations, the results of material litigation, changes in pension funding requirements, changes in general economic, capital and commodity market conditions, counterparty credit risk, the timing to consummate the proposed separation of Columbia Pipeline Group (the “Proposed Separation”); the risk that a condition to the Proposed Separation is not satisfied; disruption to operations as a result of the Proposed Separation, the inability of one or more of NiSource’s businesses to operate independently following the completion of the Proposed Separation and the matters set forth in the “Risk Factors” section of NiSource’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, many of which are beyond NiSource’s control. In addition, the relative contributions to profitability by each segment, and the assumptions underlying the forward-looking statements relating thereto, may change over time. NiSource expressly disclaims a duty to update any of the forward looking statements contained in this release.